Exhibit 99.1

Max Re Capital Ltd. to Establish a U.S.-based Excess and Surplus Lines Platform to be Headed by Stephen J. Vaccaro, Jr. as President and CEO

HAMILTON, BERMUDA, Dec. 14, 2006 – Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced plans to establish a U.S.-based excess and surplus lines platform that will complement the company’s existing insurance and reinsurance operations based in Bermuda and Dublin, Ireland. The proposed new subsidiary, which Max Re Capital intends to launch in the first quarter of 2007, will be named Max Specialty Insurance Company (“Max Specialty”) and will be based in Richmond, Virginia, with regional offices in Atlanta, San Francisco and Philadelphia.

Joining Max Specialty as its President and Chief Executive Officer will be Stephen J. Vaccaro, Jr., a thirty-year insurance industry veteran best known for his leadership role in the dramatic growth and performance of the Essex Insurance Company, an affiliate of the Markel Corporation, from 1993 to 2004. During his tenure there, Mr. Vaccaro helped grow Essex revenues five-fold, from $100 million to more than $500 million, achieving a nine-year combined ratio of less than 80% while significantly expanding the company’s product base.

W. Marston Becker, Chairman and Chief Executive Officer of Max Re Capital, said: “We look forward to the launch of Max Specialty, which will add a significant new distribution channel and base of potential clients to Max Re Capital’s global insurance and reinsurance businesses, and enable us to provide a broader range of insurance products and services to customers in the United States and around the world.

“We are particularly delighted to welcome Steve Vaccaro and his talented team of underwriting professionals to our organization. Steve has a proven ability to lead insurance operations and consistently deliver underwriting profits in both soft and hard market conditions. Having Steve and his team aboard will allow us to tap into the excess and surplus segment of the insurance business, which has been the industry’s fastest-growing segment for two decades. It will also enhance our ability to generate underwriting profits and to produce a growing and diversified book of business. Most importantly, Steve and his team will enable us to provide a more complete range of solutions for our existing and prospective insurance clients, building our value to them and, in turn, for our shareholders,” Mr. Becker said.

Mr. Vaccaro said: “I am pleased to be joining the Max Re Capital organization and look forward to working with them and my team of underwriting professionals to launch Max Specialty as a first-class excess and surplus lines insurance company early next year.”

Max Specialty is expected to operate across two divisions, Brokerage and Managing General Agency (“MGA”). Brokerage, to be headed by Jonathan Hahn, and MGA, to be headed by Bryan Sanders, will both offer property, inland marine, casualty, excess liability, and umbrella insurance products.

Mr. Hahn has more than fifteen years of insurance industry experience; since 1995, he has been associated with the Markel Corporation, where he was responsible for the profitable growth of a significant excess property book. Mr. Sanders has more than twenty-five years of experience in excess and surplus lines insurance, and particularly in building and developing a national wholesale operation.

Located in Hamilton, Bermuda, Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

This release includes statements about future expectations, plans and prospects of the Company which constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of our Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2005 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts
Keith S. Hynes Executive Vice President & CFO keithh@maxre.bm 1-441-296-8800	Roy Winnick or Dawn Dover Kekst and Company roy-winnick@kekst.com;dawn-dover@kekst.com 1-212-521-4842 or 4817